EXHIBIT 4.2

EXECUTION VERSION

Joinder

Re: MGE Power Elm Road, LLC

This Joinder to Collateral Trust Indenture, Security and Assignment Agreement (this “Security Joinder”), dated as of February 28, 2011,  is entered into by the undersigned Metropolitan Life Insurance Company (the “Additional Secured Party”), MGE Power Elm Road, LLC, a Wisconsin limited liability company (the “Issuer”), and U.S. Bank National Association, a national banking association, as collateral trustee on behalf of the Secured Parties (the “Trustee”).  Terms not otherwise defined herein shall have the meaning set forth in the Indenture hereinafter referred to below.

Recitals

Whereas, the Issuer owns an undivided interest in each of the Unit 1 Facility and the Unit 2 Facility;

Whereas, pursuant to the Facility Lease Agreements, the Issuer has leased to MGE its interest in each of the Unit 1 Facility and the Unit 2 Facility;

Whereas, in order to finance a portion of the Issuer’s share of the cost of developing and constructing the Facilities, the Issuer has entered into the Note Purchase Agreement pursuant to which the Issuer has issued and sold the Series A Notes to the Purchasers listed on Schedule A to the Note Purchase Agreement;

Whereas, pursuant to Section 10.1(b) of the Note Purchase Agreement, the Issuer may incur additional Indebtedness to finance any remaining development and construction costs related to the Unit 2 Facility, which additional Indebtedness may be in the form of (i) the issuance of Additional Notes to Additional Purchasers pursuant to the Note Purchase Agreement or (ii) Other Secured Loans made by Other Secured Lenders pursuant to an Other Secured Loan Agreement;

Whereas, to secure the Issuer’s obligations with respect to the Series A Notes and any Additional Notes or Other Secured Loans, the Issuer has entered into certain Security Documents, including, but not limited to that certain Collateral Trust Indenture, Security and Assignment Agreement, dated as of February 3, 2010 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Issuer, each of the Secured Parties thereto and the Trustee, pursuant to which the Issuer has collaterally assigned in favor of the Trustee, for the benefit of the Secured Parties, all of its right, title and interest in the Collateral described therein;

Whereas, pursuant to Section 10.10 of the Indenture, any Additional Purchasers or Other Secured Lenders wishing to become an Additional Secured Party and obtain rights in the Collateral and otherwise to be entitled to the benefits of the Indenture and the other Security Documents is required to enter into this Security Joinder;

Whereas, in order to finance the remaining development and construction costs related to the Unit 2 Facility, the Issuer has entered into the First Supplement to Note Purchase Agreement dated as of the date hereof (the “First Supplement”), pursuant to which the Issuer has issued and sold to the Additional Secured Party $30,000,000 aggregate principal amount of its 4.74% Senior Secured Notes, Series B, due February 25, 2041 (the “Series B Notes”); and

Whereas, in accordance with the foregoing Recitals, the Additional Secured Party desires to enter into this Security Joinder and thereby join the Indenture as a “Secured Party” and obtain rights in the Collateral and otherwise be entitled to the benefits of the Indenture and the other Security Documents.

Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Additional Secured Party does hereby covenant and agree, as follows:

In accordance with the requirements of the Indenture, the Additional Secured Party desires to join in the Indenture as a “Secured Party” and agrees to be a party to, subject to, and bound by the terms and provisions of the Indenture in the same manner as if the Additional Secured Party was an original signatory to the Indenture, so that at all times from and after the date hereof, the Additional Secured Party shall be entitled to the rights and benefits set forth in Indenture to the extent and in the manner set forth therein.

The undersigned is duly authorized to execute and deliver this Security Joinder.  The execution by the undersigned of this Security Joinder shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Indenture.

Upon execution of this Security Joinder, the Indenture shall be deemed to be amended as set forth above.  Except as amended herein, the terms and provisions of the Indenture is hereby ratified, confirmed and approved in all respects.

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Any and all notices, requests, certificates and other instruments (including any Note) may refer to the Indenture without making specific reference to this Security Joinder, but nevertheless all such references shall be deemed to include this Security Joinder unless the context shall otherwise require.

Metropolitan Life Insurance Company

By   /s/ John A. Tanyeri

Name:  John A. Tanyeri

Title:  Director

MGE Power Elm Road, LLC

By   /s/ Jeffrey C. Newman

Name:  Jeffrey C. Newman

Title:  Manager

U.S Bank National Association, as Trustee

By   /s/ Steven F. Posto

Name:  Steven F. Posto

Title:  Vice President